Exhibit 99.1

MarineMax Reports Fiscal 2024 Fourth Quarter and Full Year Results

~ September Quarter Revenue of $563.1 Million, Down 5% Year-over-Year, Reflecting Impact of Hurricane Helene ~

~ September Quarter Gross Margin of 34.3% Illustrating Strong Contributions from Higher-Margin Businesses ~

~ Annual Same-Store Sales Growth of 1% Despite Challenging Industry Retail Environment ~

~ Company Provides FY 2025 Guidance ~

~ Earnings Conference Call at 10:00 a.m. ET Today ~

OLDSMAR, Florida, October 31, 2024 – MarineMax, Inc. (NYSE: HZO) (“MarineMax” or the “Company”), the world’s largest recreational boat, yacht and superyacht services company, today announced results for its fiscal 2024 fourth quarter and full year ended September 30, 2024.

Fiscal 2024 Fourth Quarter Summary

•
September quarter revenue of $563.1 million
•
Same-store sales decrease of 5%, reflecting impact of Hurricane Helene
•
Gross profit margin of 34.3%
•
Net income of $4.0 million, or diluted EPS of $0.17; Adjusted diluted EPS1 of $0.24
•
Adjusted EBITDA1 of $33.5 million

Fiscal 2024 Full Year Summary

•
Revenue of $2.43 billion
•
Same-store sales increase of 1%
•
Gross profit margin of 33.0%
•
Net income of $38.1 million, or diluted EPS of $1.65; Adjusted diluted EPS1 of $2.13
•
Adjusted EBITDA1 of $160.2 million

CEO & President Commentary

“Resilient is the word that captures the spirit of our team members, who have shown extraordinary dedication and perseverance in the face of the devastating storms that hit Florida and the southeast over the past month,” said Brett McGill, Chief Executive Officer and President of MarineMax. “Hurricanes Helene and Milton have caused significant damage across the region. Our team members have been at the forefront, ensuring that our operations continue and that we provide essential support to our customers. We are incredibly proud of their efforts and dedication during this challenging time. We are committed to supporting the affected areas with assistance throughout this journey. It is encouraging to see the progress that has already occurred in such a short period of time.

“As previously disclosed, the effects of Hurricane Helene significantly impacted our fourth-quarter results, causing damage and disruption to a number of our locations along the west coast of Florida. Hurricane Milton has exacerbated the damage,” McGill said. “Despite their personal challenges in the wake of these storms, our team has been assisting customers while simultaneously reopening our

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

stores. Our Sarasota location, which sustained significant damage from Hurricane Milton, also is open and operating except for the marina, which requires additional repairs.

“From an operational perspective, we performed well in light of what has proven to be one of the more challenging years for our industry,” McGill said. “With sizable month-over-month industrywide declines in unit sales, our ability to generate annual same-store sales growth in fiscal 2024 is a testament to the success of our long-term strategy.

“Our fourth-quarter performance, in particular, highlights the progress we have made to strengthen our financial profile by building a meaningful presence in higher-margin businesses, including marinas, storage facilities, and superyacht services,” McGill said. “Our ability to maintain a gross margin above 34% despite boat margins being at or below pre-pandemic levels, along with a 5% decrease in fourth-quarter sales, speaks to the success of that effort.

“As part of our long-term improvement plan, we implemented further strategic cost-cutting actions during the fourth quarter, including consolidating certain retail locations,” McGill said. “Expense reduction remains a focus in fiscal 2025, with the goal of driving improved operating leverage.”

Fiscal 2024 Fourth Quarter Results

Revenue in the fiscal 2024 fourth quarter decreased 5% to $563.1 million from $594.6 million in the comparable period of fiscal 2023, primarily reflecting lower boat sales due to the closure of boat and yacht insurance markets as Hurricane Helene approached Florida. As a result, revenue on a comparable same-store basis decreased 5% from the prior-year period, versus 8% last year.

Gross profit decreased 5% to $193.2 million in the fourth quarter of fiscal 2024 from $203.7 million in the prior-year period. Despite lower boat margins and revenue in the fourth quarter of fiscal 2024, gross profit margin remained consistent with the prior-year period at 34.3%, driven by the increased contribution of higher-margin businesses including finance and insurance, marinas and the Company’s Superyacht Division.

Selling, general, and administrative (SG&A) expenses totaled $166.4 million, or 29.5% of revenue, in the fourth quarter of fiscal 2024, compared with $169.4 million, or 28.5% of revenue, for the comparable period of fiscal 2023. Excluding transaction costs, changes in contingent consideration, weather events, and other items, Adjusted SG&A2 in the fourth quarter of fiscal 2024 decreased by approximately $5.1 million, or 3%, from the same period in fiscal 2023. Adjusted SG&A2 in the 2024 period was $163.5 million, or 29.0% of revenue.

Interest expense was $17.9 million, or 3.2% of revenue in the fourth quarter, compared with $15.8 million, or 2.7% of revenue in the prior-year period, reflecting higher borrowings due primarily to increased inventory compared with the fourth quarter of fiscal 2023.

Income tax provision increased year-over-year primarily due to non-cash tax expenses related to equity compensation that vested in the fourth quarter as well as increased taxes on foreign earnings.

Net income in the fiscal 2024 fourth quarter was $4.0 million, or $0.17 per diluted share, compared with net income of $15.1 million, or $0.67 per diluted share, in the same period last year. Adjusted net income1 in the fourth quarter of fiscal 2024 was $5.5 million, or $0.24 per diluted share, compared with $15.8 million, or $0.69 per diluted share, in the prior-year period. Adjusted EBITDA1 for the quarter ended

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

2 This is a non-GAAP measure. Adjusted SG&A represents SG&A adjusted for transaction and other costs, intangible amortization, change in fair value of contingent consideration, weather events, and restructuring expense. See below in the Adjusted diluted EPS table for the excluded amounts for both periods.

September 30, 2024, was $33.5 million, compared with $42.6 million for the comparable period of fiscal 2023.

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

2 This is a non-GAAP measure. Adjusted SG&A represents SG&A adjusted for transaction and other costs, intangible amortization, change in fair value of contingent consideration, weather events, and restructuring expense. See below in the Adjusted diluted EPS table for the excluded amounts for both periods.

Fiscal 2025 Guidance

Based on a preliminary assessment of damage from Hurricanes Helene and Milton, current business conditions, retail trends and other factors, the Company expects fiscal year 2025 Adjusted net income1,3 in the range of $1.80 to $2.80 per diluted share, and fiscal year 2025 Adjusted EBITDA1,3 in the range of $150 million to $180 million. These expectations do not consider or give effect for, among other things, material acquisitions that may be completed by the Company during fiscal 2025 or other unforeseen events, including changes in global economic conditions.

Conference Call Information

MarineMax will discuss its fiscal 2024 fourth-quarter and year-end financial results on a conference call starting at 10:00 a.m. ET today. The conference call can be accessed via the “Investors” section of the Company's website: www.marinemax.com, or by dialing 877-407-0789 (U.S. and Canada) or 201-689-8562 (International). An online replay will be available within one hour of the conclusion of the call and will be archived on the website for one year.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have over 120 locations worldwide, including over 75 dealerships and 65 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts and motor yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the timing of an assessment of the damage caused by Hurricanes Helene and Milton and the return to normal operations of the Company’s locations; the timing of and potential outcome of the Company’s long-term improvement plan; the estimated impact resulting from the Company’s cost-reduction initiatives; and the Company’s fiscal 2025 Adjusted net income per diluted share and Adjusted EBITDA guidance. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently acquired businesses, general economic conditions, as well as those within the Company's industry, the liquidity and strength of our bank group partners, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2023 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

3 See “Non-GAAP Financial Measures” below for a discussion of why reconciliations of forward-looking Adjusted net income and Adjusted EBITDA are not available without unreasonable effort.

Contacts
Mike McLamb
Chief Financial Officer
727-531-1700

Scott Solomon
Sharon Merrill Advisors
857-383-2409
HZO@investorrelations.com

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$563,122	$594,595	$2,431,008	$2,394,706
Cost of sales	369,927	390,880	1,629,812	1,559,377
Gross profit	193,195	203,715	801,196	835,329

Selling, general, and administrative expenses	166,396	169,399	672,970	634,527
Income from operations	26,799	34,316	128,226	200,802

Interest expense	17,927	15,805	73,895	53,367
Income before income tax provision	8,872	18,511	54,331	147,435

Income tax provision	4,141	3,272	15,593	37,957
Net income	4,731	15,239	38,738	109,478

Less: Net income attributable to non-controlling interests	732	98	672	196
Net income attributable to MarineMax, Inc.	$3,999	$15,141	$38,066	$109,282

Basic net income per common share	$0.18	$0.69	$1.71	$5.00

Diluted net income per common share	$0.17	$0.67	$1.65	$4.87

Weighted average number of common shares used in computing net income per common share:

Basic	22,322,097	21,914,961	22,271,580	21,852,425
Diluted	23,199,765	22,753,029	23,014,208	22,429,381

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	September 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$224,326	$201,456
Accounts receivable, net	106,409	85,780
Inventories	906,641	812,830
Prepaid expenses and other current assets	35,835	23,110
Total current assets	1,273,211	1,123,176
Property and equipment, net	532,766	527,552
Operating lease right-of-use assets, net	136,599	138,785
Goodwill	592,293	559,820
Other intangible assets, net	37,458	39,713
Other long-term assets	32,741	32,259
Total assets	$2,605,068	$2,421,305
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$54,481	$71,706
Contract liabilities (customer deposits)	64,845	81,700
Accrued expenses	197,295	112,746
Short-term borrowings	708,994	537,060
Current maturities on long-term debt	33,766	33,767
Current operating lease liabilities	9,762	10,070
Total current liabilities	1,069,143	847,049
Long-term debt, net of current maturities	355,906	389,231
Noncurrent operating lease liabilities	124,525	123,789
Deferred tax liabilities, net	60,317	56,927
Other long-term liabilities	8,928	85,892
Total liabilities	1,618,819	1,502,888
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	30	29
Additional paid-in capital	343,911	323,218
Accumulated other comprehensive income	4,636	1,303
Retained earnings	778,015	739,949
Treasury stock	(150,797)	(148,656)
Total shareholders’ equity attributable to MarineMax, Inc.	975,795	915,843
Non-controlling interests	10,454	2,574
Total shareholders’ equity	986,249	918,417
Total liabilities and shareholders’ equity	$2,605,068	$2,421,305

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Retail Operations	$562,508	$587,313	$2,417,941	$2,294,362
Product Manufacturing	30,381	57,330	154,753	222,289
Elimination of intersegment revenue	(29,767)	(50,048)	(141,686)	(121,945)
Revenue	$563,122	$594,595	$2,431,008	$2,394,706
Income from operations:
Retail Operations	$28,659	$33,973	$122,863	$192,487
Product Manufacturing	(2,077)	5,585	431	23,420
Intersegment adjustments	217	(5,242)	4,932	(15,105)
Income from operations	$26,799	$34,316	$128,226	$200,802

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to MarineMax, Inc.	$3,999	$15,141	$38,066	$109,282
Transaction and other costs (1)	724	84	5,074	6,311
Intangible amortization (2)	1,428	2,032	6,020	7,555
Change in fair value of contingent consideration (3)	(5,422)	(1,069)	(3,030)	2,372
Weather expenses (recoveries)	4,708	(290)	4,850	(933)
Gain on acquisition of equity investment (4)	—	—	—	(5,129)
Restructuring expense (5)	1,445	—	2,556	—
Tax adjustments for items noted above (6)	(1,346)	(134)	(4,440)	(2,615)
Adjusted net income attributable to MarineMax, Inc.	$5,536	$15,764	$49,096	$116,843

Diluted net income per common share	$0.17	$0.67	$1.65	$4.87
Transaction and other costs (1)	0.03	—	0.22	0.28
Intangible amortization (2)	0.06	0.09	0.26	0.34
Change in fair value of contingent consideration (3)	(0.22)	(0.05)	(0.13)	0.11
Weather expenses (recoveries)	0.20	(0.01)	0.21	(0.04)
Gain on acquisition of equity investment (4)	—	—	—	(0.23)
Restructuring expense (5)	0.06	—	0.11	—
Tax adjustments for items noted above (6)	(0.06)	(0.01)	(0.19)	(0.12)
Adjusted diluted net income per common share	$0.24	$0.69	$2.13	$5.21

(1) Transaction and other costs relate to acquisition transaction, integration, and other costs in the period.

(2) Represents amortization expense for acquisition-related intangible assets.

(3) Represents (gains) expenses to record contingent consideration liabilities at fair value.

(4) Represents gain on a previously held equity investment upon acquisition of the entire business.

(5) Represents expenses incurred as a result of restructuring and store closings.

(6) Adjustments for taxes for items are calculated based on the effective tax rate for each respective period presented.

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to MarineMax, Inc.	$3,999	$15,141	$38,066	$109,282
Interest expense (excluding floor plan)	7,345	7,807	30,131	28,477
Income tax provision	4,141	3,272	15,593	37,957
Depreciation and amortization	11,399	10,799	44,487	41,032
Stock-based compensation expense	6,479	5,954	23,961	21,657
Transaction and other costs	724	84	5,074	6,311
Gain on acquisition of equity investment	—	—	—	(5,129)
Change in fair value of contingent consideration	(5,422)	(1,069)	(3,030)	2,372
Restructuring expense	1,445	—	2,556	—
Weather expenses (recoveries)	4,708	(290)	4,850	(933)
Foreign currency	(1,277)	875	(1,512)	(1,575)
Adjusted EBITDA	$33,541	$42,573	$160,176	$239,451

Non-GAAP Financial Measures

This press release, along with the above Supplemental Financial Information table, contains “Adjusted net income”, “Adjusted diluted EPS”, “Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization” (“Adjusted EBITDA”) and “Adjusted SG&A”, which are non-GAAP financial measures as defined under applicable securities legislation. In determining these measures, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures. The Company believes these non-GAAP financial measures are key performance indicators that improve the period-to-period comparability of the Company’s results and provide investors with more insight into, and an additional tool to understand and assess, the performance of the Company's ongoing core business operations. Investors and other readers are encouraged to review the related GAAP financial measures and the above reconciliation and should consider these non-GAAP financial measures as a supplement to, and not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

In addition, we have not reconciled our fiscal year 2025 Adjusted earnings and Adjusted EBITDA guidance to net income (the corresponding GAAP measure for each), which is not accessible on a forward-looking basis due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration, acquisition costs, and other costs. Acquisition contingent consideration and transaction costs, which are likely to be significant to the calculation of net income, are affected by the integration and post-acquisition performance of our acquirees, which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted earnings and Adjusted EBITDA are not available without unreasonable effort.